Exhibit 10.33

CONSENT-PRUDENTIAL INVESTMENT MANAGEMENT, INC.

CONSENT

THIS CONSENT dated as of February 27, 2013 (the or this “Consent”) is between SCHAWK, INC., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this Consent (collectively, the “Noteholders”).

RECITALS:

A.           The Company and each of the Noteholders have heretofore entered into the Amended and Restated Note Purchase and Private Shelf Agreement dated as of January 27, 2012 (as amended by that certain First Amendment to Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 6, 2012 among the Company and the Noteholders and as otherwise amended, modified and supplemented from time to time, the “Note Agreement”). The Company has heretofore issued the $25,000,000 4.38% Series F Senior Notes Due January 27, 2019 dated January 27, 2012 (collectively, the “Notes”) pursuant to the Note Agreement.

B.           The Company desires to obtain from the Noteholders the consents, waivers and agreements set forth in Section 1 of this Consent.

C.           Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Consent set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.   CONSENT.

The Noteholders and Prudential (a) consent to the Company or its Subsidiaries making a partial or complete withdrawal from the GCC/IBT National Pension Plan, which is a Multiemployer Plan, and in connection with such withdrawal, the Company or its Subsidiaries incurring withdrawal liability with a present value which has been estimated to be approximately $31.7 million resulting from such withdrawal and (b) waive any Event of Default under, or resulting from a breach of, Sections 5.12(c), 10.11(d), 11(k)(ii) and 11(k)(v) of the Note Agreement as a result of such withdrawal and the incurrence of such withdrawal liability.  The Noteholders and Prudential acknowledge that any such withdrawal liability incurred by the Company or its Subsidiaries shall not constitute Debt.  Further, the Noteholders, Prudential and the Company agree that (i) any non-cash charge to Net Income taken by the Company or its Subsidiaries in connection with such withdrawal (“Withdrawal Charge”) shall be deemed an extraordinary non-cash charge, (ii) for the purposes of clause (ii) of Section 10.18(a) (Minimum Fixed Charge Coverage Ratio), the Company’s net income tax provision for the period in which such Withdrawal Charge is taken shall be adjusted by the amount of any financial statement income tax benefit realized as a result of such Withdrawal Charge, (iii) any non-cash interest expense accrued by the Company and its Subsidiaries as a result of such withdrawal liability shall be excluded from Interest Expense, (iv) any amount paid in any period in cash in respect of such liability shall reduce EBITDA for such period by such amount and (v) for purposes of clause (ii) of Section 10.18(a) (Minimum Fixed Charge Coverage Ratio), the Company’s net income tax provision for the period in which any such cash payment of the type described in clause (iv) above is made shall be adjusted by the amount of any federal, state or local tax benefit realized by the Company or its Subsidiaries as a result of such cash payment.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 2.1. To induce the Noteholders to execute and deliver this Consent (which representations shall survive the execution and delivery of this Consent), the Company represents and warrants to the Noteholders that:

(a) this Consent has been duly authorized, executed and delivered by it and this Consent constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) the execution, delivery and performance by the Company of this Consent (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(b);

(c) as of the date hereof and after giving effect to this Consent, no Default or Event of Default has occurred which is continuing and no condition exists which has resulted in, or could reasonably be expected to have, a Material Adverse Effect;

(d) all the representations and warranties contained in Section 5 of the Note Agreement and in Section 5 of the Subsidiary Guaranty are true and correct in all material respects with the same force and effect as if made by the Company and the Subsidiary Guarantors, respectively, on and as of the date hereof;

(e) all Subsidiaries that are required to enter into the Subsidiary Guaranty or enter into a joinder agreement in respect of the Subsidiary Guaranty pursuant to Section 9.6 of the Note Agreement have so entered into the Subsidiary Guaranty or a joinder agreement in respect of the Subsidiary Guaranty and are listed on the signature pages to this Consent as Subsidiary Guarantors; and

(f) other than as expressly set forth in the Bank Credit Agreement Consent (as defined below) or as expressly set forth in the 2003 Note Agreement Consent (as defined below), neither the Company nor any of its Subsidiaries on or prior to the Consent Effective Date has paid or agreed to pay, nor will the Company or any of its Subsidiaries pay or agree to pay on or after to the Consent Effective Date, any fees or other compensation to the Administrative Agent, any Bank Lender or any holder of the 2003 Notes for or with respect to the Bank Credit Agreement Consent (as defined below) or the 2003 Note Agreement Consent (as defined below) (in each case other than for the reimbursement of out of pocket expenses in connection therewith).

SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS CONSENT.

Section 3.1. This Consent shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a) executed counterparts of this Consent, duly executed by the Company, each of the Subsidiary Guarantors and the Noteholders, shall have been delivered to the Noteholders;

(b) the Company shall have delivered to the Noteholders executed copies of (i) the Consent Memorandum dated as of the date hereof among the Company, certain Subsidiaries of the Company named therein, JPMorgan Chase Bank, N.A., as agent, and the other financial institutions party thereto (the “Bank Credit Agreement Consent”), and (ii) the Consent dated as of the date hereof among the Company and the holders of the 2003 Notes (the “2003 Note Agreement Consent”), and all related agreements, documents and instruments, in each case, in connection therewith, all of which shall be in form and substance satisfactory to the Noteholders;

(c) the Company shall have paid an amendment fee in an aggregate amount of $10,000 to the Noteholders pro rata based upon the principal amount of the Notes outstanding as of the Consent Effective Date held by each Noteholder; and

(d) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof.

Upon receipt of all of the foregoing, this Consent shall become effective (the “Consent Effective Date”).

SECTION 4. MISCELLANEOUS.

Section 4.1. This Consent shall be construed in connection with and as part of the Note Agreement and, except as expressly provided in this Consent, all terms, conditions and covenants contained in the Note Agreement, the Subsidiary Guaranty and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2. Except as expressly provided in this Consent, the execution, delivery and effectiveness of this Consent shall not (a) amend the Note Agreement, the Subsidiary Guaranty or any Note, (b) operate as a waiver of any right, power or remedy of any Noteholder, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, the Subsidiary Guaranty or any Note at any time.

Section 4.3. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Consent may refer to the Note Agreement without making specific reference to this Consent but nevertheless all such references shall include this Consent unless the context otherwise requires.  At all times on and after the Consent Effective Date, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this Consent.

Section 4.4. The descriptive headings of the various Sections or parts of this Consent are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.5. This Consent shall be governed by and construed in accordance with the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 4.6. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request, the reasonable fees and expenses of Schiff Hardin LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Consent.

 The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Consent may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Very truly yours,

                         SCHAWK, INC.

By:	/s/Timothy J. Cunningham

Name:	Timothy J. Cunningham

Title:	Executive Vice President & CFO

Each of the Subsidiary Guarantors hereby (i) consents to the foregoing Consent and ratifies the consents contained therein, (ii) ratifies and reaffirms all of its obligations and liabilities under each Subsidiary Guaranty (as defined in the Note Agreement referred to in the Consent) notwithstanding the Consent or otherwise, (iii) confirms that each Subsidiary Guaranty remains in full force and effect after giving effect to the Consent, (iv) represents and warrants that there is no defense, counterclaim or offset of any type or nature under any Subsidiary Guaranty, (v) agrees that nothing in any Subsidiary Guaranty, the Note Agreement, the Consent or any other agreement or instrument relating thereto requires the consent of any Subsidiary Guarantor or shall be deemed to require the consent of any Subsidiary Guarantor to any future amendment or other modification to the Note Agreement, and (vi) waives acceptance and notice of acceptance hereof.

SCHAWK USA, INC.
By: /s/Timothy J. Cunningham Name: Timothy J. Cunningham Its: Vice President
SCHAWK WORLDWIDE HOLDINGS INC.
By: /s/Timothy J. Cunningham Name: Timothy J. Cunningham Its: Vice President
SCHAWK LLC
By: /s/Timothy J. Cunningham Name: Timothy J. Cunningham Its: Vice President
SCHAWK HOLDINGS INC.
By: /s/Timothy J. Cunningham Name: Timothy J. Cunningham Its: Vice President
SEVEN SEATTLE, INC.
By: /s/Timothy J. Cunningham Name: Timothy J. Cunningham Its: Vice President
SCHAWK DIGITAL SOLUTIONS INC.
By: /s/Timothy J. Cunningham Name: Timothy J. Cunningham Its: Vice President
MIRAMAR EQUIPMENT, INC.
By: /s/Timothy J. Cunningham Name: Timothy J. Cunningham Its: Vice President
KEDZIE AIRCRAFT, LLC
By: /s/Timothy J. Cunningham Name: Timothy J. Cunningham Its: Vice President
SCHAWK LATIN AMERICA HOLDINGS LLC
By: /s/Timothy J. Cunningham Name: Timothy J. Cunningham Its: Vice President

Accepted as of the date first written above.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:           /s/Anthony Coletta
    Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:           /s/Anthony Coletta
    Vice President

PRUCO LIFE INSURANCE COMPANY

By:           /s/Anthony Coletta
    Assistant Vice President

PRUDENTIAL RETIREMENT INSURANCE
  AND ANNUITY COMPANY

By:           Prudential Investment Management, Inc.,
as investment manager

By:           /s/Anthony Coletta
    Vice President